Exhibit 4.2
AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT
     This Amended and Restated Investor Rights Agreement (the “Agreement”), effective as of this November 30, 2001 is entered into between LoopNet, Inc., a California corporation (“Company” or “LoopNet”), LoopNet Holdings LLC, a Delaware limited liability company (“LoopNet LLC”), PropertyFirst, LLC, a Delaware limited liability company (“PropertyFirst LLC”) (LoopNet LLC and PropertyFirst LLC are collectively referred to as the “Series A Holders”), the holders of the Company’s Series C Convertible Preferred Stock as listed on Exhibit A attached hereto (the “Series C Holders”), Morgan Stanley Dean Witter Equity Funding, Inc. and J.P. Morgan Securities Inc. (collectively, the “Series B Nonvoting Holders”).
RECITALS
     A. The Series A Holders hold all 7,000,000 shares of the Company’s Series A Preferred Stock (the “Series A Preferred”).
     B. The Series B Nonvoting Holders hold all 198,938 shares of the Company’s Series B Nonvoting Preferred Stock (the “Series B Preferred”).
     C. The Company, the Series A Holders and the Series B Holders are parties to that certain Investor Rights Agreement dated as of April 24, 2001 (the “Original IRA”) which the parties desire to amend and restate in connection with the purchase of shares of the Company’s Series C Convertible Preferred Stock (the “Series C Preferred”) and the purchase of warrants to purchase shares of Series C Preferred (the “Series C Warrants”) pursuant to that certain Series C Convertible Preferred Stock and Warrant Purchase Agreement between the Company and the Series C Holders dated as of even date herewith (the “Purchase Agreement”).
     D. The execution of this Agreement is a condition to the obligation of the Series C Holders to consummate the closing of the transactions under the Purchase Agreement and the Company desires to satisfy such condition.
     NOW, THEREFORE, the parties, intending to be legally bound, hereby agree as follows:
ARTICLE 1.
REGISTRATION RIGHTS
     1.1 Certain Definitions. As used in this Agreement, the following terms will have the following respective meanings:
     “Articles of Incorporation” will mean the amended and restated articles of incorporation of the Company, as the same may be amended and/or restated from time to time.
     “Commercial Company Purchaser” will mean a member of the LoopNet LLC (other than NAR) or an affiliate of such member which is in the commercial real estate business and has executed a Commercial Company Agreement with LoopNet (“Commercial Company Agreement”) or, in the case of RealSelect, the Commercial Services and License Agreement (“RealSelect Commercial Agreement”), and the Governance Board Agreement, both of which agreements were initially entered into with LoopNet.
     “Commercial Company Competitor” will have the meaning given such term in the Governance Board Agreement.
     “Commission” will mean the Securities and Exchange Commission or any other federal agency at the time administering the Securities Act.
     “Common Stock” will mean the Common Stock of the Company.
     “Equity Securities” will mean any securities having voting rights in the election of the Board of Directors or any securities evidencing an ownership interest in the Company, or any securities convertible into or exercisable for any shares of the foregoing, or any agreement or commitment to issue any of the foregoing.
     “Exchange Act” will mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
     “Holder” will mean (i) any Series A Holder or Series C Holder which holds Registrable Securities, (ii) any assignee under Section 1.9 who holds Registrable Securities, and (iii) any holder of shares of Series B Nonvoting Preferred.
     “Initial Public Offering” will mean the initial offering to the public of the Company’s securities pursuant to a firm commitment registered underwriting pursuant to the Securities Act.
     “Initiating Holders” will mean any group of one or more Holders who in the aggregate are Holders of at least twenty percent (20%) of the Registrable Securities then outstanding.
     “Merger Agreement” will mean that certain Agreement and Plan of Merger dated April 20, 2001 as amended on June 13, 2001, pursuant to which PropertyFirst.com, Inc. merged with and into the Company.
     “NAR Purchaser” or “NAR” will mean the National Association of Realtors®.
     “RealSelect Purchaser” or “RealSelect” will mean RealSelect, Inc.
     The terms “register,” “registered” and “registration” will refer to a registration effected by preparing and filing a registration statement in compliance with the Securities Act and the declaration or ordering of the effectiveness of such registration statement.

     “Registrable Securities” will mean (i) shares of Common Stock issued or issuable pursuant to the conversion of the Series A Preferred, Series B Nonvoting Preferred, Series C Preferred, Series E Preferred, Series F Preferred, Special Series A Preferred and Special Series B Preferred in accordance with the Company’s Articles of Incorporation (“Articles”), (ii) shares of Common Stock issued or issuable pursuant to the exercise of the Series C Warrants for Series C Preferred and the conversion of such Series C Preferred into Common Stock, (iii) shares of Common Stock held by the Series A Holders at any time or from time to time; and/or (iv) shares of Common Stock issued in respect of shares referred to in the preceding clauses (i) through (iii), upon any stock split, stock dividend, recapitalization, or similar event; provided, however, that Registrable Securities will not include any (w) Registrable Securities sold by a Holder in a transaction in which such Holder’s rights under this Section 1 are not assigned, (x) Registrable Securities previously sold pursuant to an effective registration statement, (y) Registrable Securities previously sold to the public, or (z) securities which would otherwise be Registrable Securities held by a Holder who is then permitted to sell all of such securities within any three-month period pursuant to Rule 144 (including Rule 144(k)), Rule 145 or otherwise pursuant to an applicable exemption from the registration and prospectus delivery requirements of the Securities Act.
     “Registration Expenses” will mean all expenses incurred in connection with a registration under Section 1.2, 1.3 or 1.4, including, without limitation, all registration, qualification and filing fees, printing expenses, escrow fees, fees and disbursements of counsel for the Company, reasonable fees and expenses of one special counsel to the Holders, and blue sky fees and expenses, but will not include Selling Expenses.
     “Restricted Securities” will mean the securities of the Company required to bear or bearing the legend set forth in Section 4.2, including without limitation the Series A Preferred, the Series B Preferred, the Series C Preferred, the shares of Series C Preferred underlying the Series C Warrants, the Series E Preferred, the Series F Preferred, the Special Series A Preferred and the Special Series B Preferred, and the Common Stock issued or issuable upon conversion of each such series of preferred stock, but shall not include securities issued in the merger of PropertyFirst.com, Inc., a California corporation, with and into the Company.
     “Rule 144” will mean Rule 144 or any successor rule as promulgated by the Commission under the Securities Act.
     “Securities Act” will mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.
     “Selling Expenses” will include, with respect to a registration, all underwriting discounts, and selling commissions.
     “Series E Preferred” will mean the Series E Preferred Stock of the Company.

     “Series F Preferred” will mean the Series F Preferred Stock of the Company.
     “Special Series A Preferred” will mean the Special Series A Preferred Stock of the Company.
     “Special Series B Preferred” will mean the Special Series B Preferred Stock of the Company.
     1.2 Requested Registration.
          (a) Request for Registration. If the Company receives from Initiating Holders at any time after the earlier of (x) July 13, 2004, or (y) one year after the Company’s Initial Public Offering (or such shorter period as shall be acceptable to the managing underwriter thereof, but in any event, not less than 180 days after the effective date of the registration statement in respect thereof), a written request that the Company file a registration statement under the Securities Act covering the registration of Registrable Securities having an anticipated aggregate offering price, net of underwriting discounts and selling commissions, of at least $20,000,000, the Company will:
               (i) promptly give written notice of the proposed registration to all other Holders; and
               (ii) as soon as practicable, use its best efforts to effect such registration as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any Holder or Holders joining in such request as are specified in a written request delivered to the Company within 20 days after receipt of such written notice from the Company; provided, however, that the Company will not be obligated to effect more than two registrations under this Section 1.2.
                    Subject to the limitations of this Section 1.2, the Company will file a registration statement covering the Registrable Securities so requested to be registered as soon as practicable after receipt of the request or requests of the Initiating Holders.
          (b) Underwriting. The right of any Holder to registration pursuant to this Section 1.2 will be conditioned upon such Holder’s participation in the related underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting to the extent provided herein. A Holder may elect to include in such underwriting all or a part of the Registrable Securities held by such Holder.
          (c) Procedures. All Holders proposing to distribute their securities through underwriting will (together with the Company proposing to distribute its securities through such underwriting) enter into an underwriting agreement in customary form with the representative of the underwriter or underwriters (the “Underwriter”) selected for such underwriting by the Company, subject to approval of the holders of a majority in interest of the Initiating Holders. Notwithstanding any other provision of this Section 1.2, if the Underwriter, in its sole discretion, determines that marketing factors require a limitation on the number of shares to be underwritten, the Underwriter may (subject to the allocation priority set forth below) limit the number of Registrable Securities to be included in the registration and underwriting. The Company will so advise all Holders of securities requesting registration, and the number of shares of securities that are entitled to be included in the registration and underwriting will be allocated pro rata among such Holders on the basis of all Registrable Securities then held by such Holders, provided, however, that the number of shares of Registrable Securities to be included in such underwriting shall not be reduced unless all other securities are first entirely excluded from the underwriting. If any Holder disapproves of the terms of any such underwriting, such Holder may elect to withdraw therefrom by written notice to the Company and the Underwriter. Any Registrable Securities excluded or withdrawn from such underwriting will be withdrawn from such registration.
     1.3 Company Registration.
          (a) If the Company determines to register any of its securities, for its own account (other than in connection with: (v) a registration under Section 1.2 or 1.4, (w) a registration relating solely to employee benefit plans, (x) a registration relating solely to a transaction covered by Rule 145 promulgated under the Securities Act, (y) a registration relating solely to debt securities or (z) a registration on any registration form which does not permit secondary sales or does not include substantially the same information as would be required to be included in a registration statement covering the sale of Registrable Securities) the Company will:
               (i) Promptly give to each Holder written notice thereof (which, to the extent then known and applicable, will include a list of the jurisdictions in which the Company intends to attempt to qualify such securities under the applicable blue sky or other state securities laws); and
               (ii) Include in such registration (and any related qualification under blue sky law or other compliance), and in any underwriting involved therein, all Registrable Securities specified in a written request or requests made by any Holder within 20 days after receipt of the written notice from the Company described in clause (i) above, except as set forth in Section 1.3(b) below. Such written request may specify all or a part of a Holder’s Registrable Securities.
          (b) Underwriting. If the registration of which the Company gives notice is for a registered public offering involving an underwriting, the Company will so advise the Holders as a part of the written notice given pursuant to Section 1.3(a)(i). In such event the right of any Holder to registration pursuant to Section 1.3 will be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting to the extent provided herein. All Holders proposing to distribute their securities through such underwriting will (together with the Company, other participating Holders, and the other shareholders distributing their securities through such underwriting) enter into an underwriting agreement in customary form with the Underwriter selected for underwriting by the Company. Notwithstanding any other provision of this Section 1.3, if the Underwriter determines that marketing factors require a limitation on the number of shares to be underwritten, the Underwriter may (subject to the allocation priority set forth below) limit the number of securities of the Holders and the other shareholders to be included in the registration and underwriting; provided, however, that in the case of the Company’s Initial Public Offering, the Underwriter may cut back to zero the number of Registrable Securities it includes in the Initial Public Offering, so long as no other shareholder’s shares of Common Stock are included therein, and in the case of a subsequent public offering, the Underwriter may cut back the number of Registrable Securities it includes in the subsequent public offering to twenty percent (20%) of the shares of the Company’s Common Stock therein sold; provided further, however, that if the registration is a demand registration of other holders similar to the demand registrations of Section 1.2 and 1.4 hereof, such other holders shall have priority over the Holders. The Company will so advise all such Holders and other shareholders requesting registration, and the number of shares of securities that are entitled to be included in the registration and underwriting will be allocated among all such Holders and other shareholders (pro rata among such Holders and other shareholders on the basis of the number of securities then held by such Holders and other shareholders). If any Holder or other shareholder disapproves of the terms of any such underwriting, it may elect to withdraw therefrom by written notice to the Company and the Underwriter. Any Registrable Securities or other securities excluded or withdrawn from such underwriting will be withdrawn from such registration.
     1.4 Registration on Form S-3.
          (a) After the Company has qualified for the use of Form S-3 for secondary sales, Holders of Registrable Securities will have the right to request a maximum of one registration on Form S-3 within any six-month period (such requests will be in writing and will state the number of Registrable Securities to be disposed of and the intended method of disposition of such Registrable Securities by such Holders); provided, however, that the Company will not be required to effect a registration pursuant to this Section 1.4 if the Holder or Holders do not request registration of Registrable Securities having an aggregate public offering price (before deduction of underwriting discounts and sales commissions) of at least $2,000,000.
          (b) The Company will give notice to all Holders of the receipt of a request for registration pursuant to this Section 1.4 and will provide a reasonable opportunity for all such other Holders to participate in the registration. Subject to the foregoing, the Company will use commercially reasonable efforts to effect promptly the registration of all shares of Registrable Securities on Form S-3 to the extent requested by such Holders of Registrable Securities. Any registration pursuant to this Section 1.4 will not be counted as a registration pursuant to Section 1.2(a).
     1.5 Expenses of Registration. All Registration Expenses incurred in connection with any registration hereunder will be borne by the Company. All Selling Expenses incurred in connection with any registration hereunder will be borne by the Holders, the Company and other shareholders of the securities to be registered pro rata on the basis of the number of their shares so registered. The Company will not be required to pay any Registration Expenses if, as a result of the withdrawal of a request for registration by Initiating Holders, the registration statement does not become effective; provided, however, that (i) if at the time of such withdrawal, the Holders have learned of a material adverse change in the condition, business, or prospects of the Company from that known to the Holders at the time of their request and have withdrawn the request, in writing, within ten days following disclosure by the Company of such material adverse change, (ii) if withdrawal is at the request of the Company or the Underwriters, or (iii) if Holders forfeit a demand under Section 1.2, then under any such conditions specified in clauses (i), (ii) or (iii) hereof, the Holders will not be required to pay any of such expense and such registration will not be considered a registration for purposes of Section 1.2(a) or 1.4(a). If the Company is not required to pay any Registration Expenses as a result of such a withdrawal, then the Holders and other shareholders requesting registration will bear such Registration Expenses pro rata on the basis of the number of their shares so included in the registration request, and such registration will not be considered a registration for purposes of Section 1.2(a) or 1.4(a).
     1.6 Additional Registration Procedures. In the case of each registration, qualification or compliance effected by the Company pursuant to this Article 1, the Company will keep each Holder participating therein advised in writing as to the initiation of each registration, qualification and compliance and as to the completion thereof. At its expense the Company will:
          (a) Use best efforts to register and qualify the securities covered by such registration statement under such securities or “blue sky” laws of such jurisdictions as may be reasonably requested by the Holders; provided, however, that the Company will not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions;
          (b) Keep such registration effective until the earliest to occur of the following: (i) all Registrable Securities registered pursuant to Section 1.2, 1.3 or 1.4, as the case may be, have been sold; (ii) the Holders of the Registrable Securities registered thereunder agree to terminate the registration; (iii) the registration rights of all such Holders thereof shall have terminated under Section 1.2, 1.3 and/or 1.4, as the case may be; or (iv) 120 days have elapsed since the date the registration was declared or ordered effective.
          (c) Furnish to the Holders: (i) such numbers of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents as they may reasonably request in order to facilitate the disposition of the Registrable Securities owned by them, and (ii) advance copies of the registration statement and any amendments thereto, to be filed under the Securities Act;
          (d) Notify each Holder of Registrable Securities covered by such registration statement, at any time when a prospectus relating thereto is required to be delivered under the Securities Act, of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing;
          (e) Furnish, at the request of any Holder requesting registration of Registrable Securities pursuant to this Agreement, on the date that such Registrable Securities are delivered to the Underwriters for sale in connection with a registration pursuant to this Agreement, if such securities are being sold through Underwriters, or, if such securities are not being sold through Underwriters, on the date that the registration statement with respect to such securities becomes effective, (i) a copy of an opinion, dated such date, of the counsel representing the Company for the purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten public offering, addressed to the Underwriters, if any, and (ii) a copy of a letter dated such date, from the independent certified public accountants of the Company, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering, addressed to the Underwriters, if any;
          (f) Cause all such Registrable Securities registered hereunder to be listed on each securities exchange on which similar securities issued by the Company are then listed; and
          (g) Provide a transfer agent and registrar for all Registrable Securities registered pursuant hereto and a CUSIP number for all such Registrable Securities, in each case not later than the effective date of such registration.
     1.7 Indemnification.
          (a) To the extent permitted by law, the Company will indemnify each Holder, each of such Holder’s officers, directors and partners, and each underwriter and each broker-dealer for such Holder, and each person controlling such Holder, underwriter or broker-dealer within the meaning of Section 15 of the Securities Act, with respect to which registration, qualification or compliance has been effected pursuant to this Agreement, against all expenses, claims, losses, damages and liabilities (or actions in respect thereof) to which they may become subject under the Securities Act, the Exchange Act or other federal or state securities laws, including any of the foregoing incurred in settlement of any litigation, commenced or threatened, arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any registration statement or prospectus, or any amendment or supplement thereto, incident to any such registration, or any such document, offering circular or other document incident to such registration, qualification or compliance, or based on any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading, or any violation by the Company of any rule or regulation promulgated under the Securities Act, the Exchange Act or other federal or state securities laws applicable to the Company and relating to action or inaction required of the Company in connection with any such registration, qualification or compliance, and will reimburse each such indemnified person for any legal and any other expenses reasonably incurred as such expenses are incurred, in connection with investigating, defending or settling any such claim, loss, damage, liability or action; provided, however, that the Company will not be liable to an indemnified person under this Section 1.7(a) in any such case to the extent that any such claim, loss, damage, liability or expense arises out of or is based on any untrue statement or omission or alleged untrue statement or omission, made solely in reliance upon and in conformity with written information furnished to the Company by such Holder or its agents; and provided further, however, that the indemnity agreement contained in this Section 1.7(a) will not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Company, which consent will not be unreasonably withheld.
          (b) To the extent permitted by law, each Holder will, if Registrable Securities held by such Holder are included in the securities as to which a registration, qualification or compliance is being effected pursuant to this Agreement, indemnify the Company, each of its directors, officers and each Underwriter, if any, and each broker-dealer, if any, of the Company’s securities covered by a registration statement or prospectus relating to such registration, qualification or compliance, each person who controls the Company or such other person within the meaning of Section 15 of the Securities Act, and each other such Holder including shares of its Registrable Securities in such registration, qualification or compliance against all claims, losses, damages and liabilities (or actions in respect thereof) to which any of the foregoing persons may become subject under the Securities Act, the Exchange Act or other federal or state securities laws, arising out of or based on any untrue statement of a material fact contained in any such registration statement or prospectus, and any amendment or supplement thereto, incident to any such registration, or any such document, offering circular or other document incident to such qualification or compliance, or any omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and will reimburse the Company and other persons for any legal or any other expenses reasonably incurred by them, in connection with investigating, defending or settling any such claim, loss, damage, liability or action, in each case to the extent, but only to the extent, that such untrue statement or omission is made in such registration statement, prospectus, offering circular or other document solely in reliance upon and in conformity with written information furnished to the Company by such Holder or its agent for the purpose of inclusion in such document; provided, however, that the indemnity agreement contained in this Section 1.7(b) will not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Holders of at least fifty percent (50%) of such Registrable Securities, which consent will not be unreasonably withheld; and provided further, however, that each Holder’s liability for indemnification hereunder will be limited to the amount of net proceeds, if any, received by such Holder from the sale of securities described in this Section 1.7(b).
          (c) Each party entitled to indemnification under this Section 1.7 (the “Indemnified Party”) will give notice to the party required to provide indemnification (the “Indemnifying Party”) promptly after such Indemnified Party has written notice of any claim, loss, damages or liability (or action in respect thereof) as to which indemnity may be sought and will permit the Indemnifying Party to assume the defense of any such claim, loss, damages or liability (or action in respect thereof); provided, however, that counsel for the Indemnifying Party, who will conduct the defense of such claim, loss, damages or liability (or action in respect thereof), will be approved by the Indemnified Party (whose approval will not be unreasonably withheld), and the Indemnified Party may participate in such defense at such Indemnified Party’s expense, including any legal fees incurred; provided further, that an Indemnified Party (together with all other Indemnified Parties which may be represented without conflict by one counsel) shall have the right to retain one separate counsel, with the reasonable fees and expenses to be paid by the Indemnifying Party if representation of such Indemnified Party by the counsel retained by the Indemnifying Party would be inappropriate due to actual or potential differing interests between such Indemnified Party and any other party represented by such counsel in such proceeding; and provided further, however, that the failure of any Indemnified Party to give notice as provided herein will not relieve the Indemnifying Party of its obligations under this Agreement, except to the extent, but only to the extent, that the Indemnifying Party’s ability to defend against such claim or litigation is impaired as a result of such failure to give notice. No Indemnifying Party, in the defense of any such claim, loss, damages or liability (or action in respect thereof), will, except with the consent of each Indemnified Party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability in respect to such claim or litigation. Each Indemnified Party will furnish such information regarding itself or the claim, loss, damages or liability (or action in respect thereof) in question as an Indemnifying Party may reasonably request in writing and as is reasonably required in connection with defense of the same.
          (d) If the indemnification provided for in this Section 1.7 is held by a court of competent jurisdiction to be unavailable to an Indemnified Party with respect to any loss, liability, claim, damage, or expense referred to therein, then the Indemnifying Party, in lieu of indemnifying such Indemnified Party hereunder, will contribute to the amount paid or payable by such Indemnified Party as a result of such loss, liability, claim, damage, or expense in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party on the one hand and of the Indemnified Party on the other in connection with the statements or omissions that resulted in such loss, liability, claim, damage, or expense as well as any other relevant equitable considerations. The relative fault of the Indemnifying Party and of the Indemnified Party will be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Indemnifying Party or by the Indemnified Party and the parties’

relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission.
          (e) Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with an underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement will control.
          (f) The obligations of the Company and Holders under this Section 1.7 will survive the completion of any offering of Registrable Securities in a registration statement under Sections 1.2, 1.3 and 1.4, and otherwise.
          (g) Each Holder holding securities included in any registration will furnish to the Company such information regarding such Holder as the Company may reasonably request in writing and as will be reasonably required in connection with any registration, qualification or compliance referred to in this Agreement.
     1.8 Rule 144 Reporting. With a view to making available the benefits of certain rules and regulations of the Commission which may permit the sale of shares held by person deemed “affiliates” of the Company under the Securities Act (“Affiliates”) and Restricted Securities to the public without registration, the Company agrees to:
          (a) Make and keep public information available, as those terms are understood and defined in Rule 144 under the Securities Act, at all times from and after the effective date of the Initial Public Offering;
          (b) Use commercially reasonable efforts to file with the Commission in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act at any time after it has become subject to such reporting requirements; and
          (c) So long as a Holder is an Affiliate or owns any Restricted Securities, furnish to the Holder forthwith, upon request: (i) a written statement by the Company as to its compliance with the reporting requirements of Rule 144 (at any time from and after the effective date of the first registration statement filed by the Company for an offering of its securities to the general public), and of the Securities Act and the Exchange Act (at any time after it has become subject to such reporting requirements), (ii) a copy of the most recent annual or quarterly report of the Company, and (iii) copies of such other reports and documents so filed as a Holder may reasonably request in availing itself of any rule or regulation of the Commission allowing a Holder to sell any such securities without registration.
          (d) At such times as the Company shall comply with the listing requirements for any national stock exchange, NASDAQ™, or any similar quotation service, the Company will use its best efforts to obtain and maintain active status in at least one such stock exchange or market quotation service.
     1.9 Transfer or Assignment of Registration Rights. The right to cause the Company to register Registrable Securities under Sections 1.2, 1.3 and 1.4 may be transferred or assigned by a Holder to one or more transferees or assignees of at least twenty percent (20%) or more of the Registrable Securities originally held by such Holder (or if such Holder is a Holder because it holds shares of Series B Nonvoting Preferred, then to one or more transferees or assignees of at least 19,894 shares of Series B Nonvoting Preferred), provided, that (y) the Company is given written notice by the Holder not less than two business days prior to the date of such transfer or assignment, stating the name and address of such transferee or assignee and identifying the securities with respect to which such registration rights are being transferred or assigned; and (z) such transferees or assignees of such rights assume in writing the obligations of such Holder under this Agreement. Notwithstanding the foregoing, (i) a Holder may assign its right to cause the Company to register Registrable Securities to transferees or assignees who are shareholders of, or members or partners in, such Holder, regardless of the percentage of Registrable Securities transferred or assigned, and such Holder shall assign its right to cause the Company to register Registrable Securities to its members, shareholders or partners, as the case may be, in the event the Company liquidates or distributes the Registrable Securities to its members, and (ii) a Holder may assign its right to cause the Company to register Registrable Securities to transferees or assignees that are Affiliates of, or members or partners in, such Holder, regardless of the amount of Registrable Securities transferred or assigned.
     1.10 “Market Stand-off” Agreement. Each Holder agrees, if requested by the Company or an Underwriter of Common Stock (or other securities) of the Company, not to sell or otherwise transfer or dispose of any Registrable Securities of the Company (other than Common Stock of the Company acquired in the Initial Public Offering or Common Stock of the Company acquired in the open market after the Initial Public Offering) held by such Holder during a period of time determined by the Company and its Underwriters (not to exceed 180 days) following the effective date of a registration statement of the Company filed under the Securities Act and, if requested by the Company or such Underwriter to enter into such underwriter’s standard form of agreement with respect to such restrictions. Such agreement will be in writing in a form satisfactory to the Company and such Underwriter. The Company may impose stop-transfer instructions with respect to the securities subject to the foregoing restriction until the end of such period. The provisions of this Section 1.10 shall only be applicable to the Holders if all officers, directors and shareholders who hold greater than one percent (1%) of the outstanding shares of stock of the Company enter into or are bound by similar agreements. Further, the provisions of this Section l.l0 shall only be applicable to Holders if the registration statement shall effect the Initial Public Offering of the Company’s Common Stock.
     1.11 Limitations on Registration Obligations. The Company will not be obligated to effect, or to take any action to effect, any registration, qualification or compliance pursuant to Section 1.2 or 1.4:

          (a) In any particular jurisdiction in which the Company would be required to execute a general consent to service of process in effecting such registration, qualification or compliance, unless the Company is already subject to service in such jurisdiction and except as may be required by the Securities Act;
          (b) More than five years following the closing of the Initial Public Offering;
          (c) If the Company furnishes to Holders following a request for registration a certificate signed by the President of the Company stating that, in the good faith judgment of the Board of Directors of the Company, it would be seriously detrimental to the Company and its shareholders for such registration statement to be filed on or before the time filing would be required and it is therefore essential to defer the filing of such registration statement, in which circumstance, the Company will have the right to defer such filing for a period of not more than 120 days after receipt of the request of the Initiating Holders (it being understood that the Company will not have any obligation to take any action to register Registrable Securities for which the Company receives notice pursuant to Sections 1.2(a) or 1.4 during such 120-day period); provided, however, that the Company may not exercise this right more than once in any 12-month period; or
          (d) During the period starting with the date 45 days prior to the Company’s good faith estimate of the date of filing of, and ending on a date 180 days after the effective date of, a Company-initiated registration (or such shorter period, if any, as may be acceptable to the managing underwriter of such Company-initiated registration), other than a registration pursuant to Form S-8, S-4 or similar form to facilitate registration of shares in connection with an employee stock plan or business acquisition; provided, however, if there is a request for , registration pursuant to Section 1.2 or 1.4 during such period, the Company shall take all reasonable action during such period as may be required in order to file the applicable registration statement as soon as reasonably practicable following the expiration of such period.
ARTICLE 2.
ADDITIONAL COVENANTS
     2.1 Financial Information. For so long as (i) a Series A Holder continues to hold at least 40% of the Registrable Securities acquired by it as a result of the merger of PropertyFirst.com, Inc. with and into the Company; or (ii) a Series C Holder continues to hold at least 406,500 shares of Series C Preferred (or an equivalent amount of Common Stock on an as-converted basis); or (iii) a Series B Nonvoting Holder acquired by it and any Affiliates of such Series B Nonvoting Holder continue to hold at least 39,788 shares of Series B Nonvoting Preferred, the Company will mail or otherwise deliver to each such Holder:
          (a) As soon as practicable after the end of each month (and in any event within 30 days of the end thereof), and as soon as practicable after the end of each calendar quarter (and in any event within 45 days of the end thereof), an unaudited profit and loss statement and consolidated balance sheet of the Company and its subsidiaries, if any.
          (b) As soon as practicable after the end of each fiscal year of the Company, and in any event within 90 days thereafter, an audited profit and loss statement and consolidated balance sheet of the Company and its subsidiaries, if any, as of the end of such fiscal year, prepared in accordance with United States generally accepted accounting principles consistently applied.
          (c) Upon request, as soon as practicable, all internally prepared budgets or financial projections which have been delivered to the Company’s Board of Directors, in each case, during the 90 days period prior to the date upon which the Company shall have received such Holder’s request.
          (d) Each Holder agrees that it will execute a customary and reasonable confidentiality agreement in a form that is, from time to time, provided by the Company. The confidentiality form shall restrict the dissemination of any financial information provided hereunder to members of a Series A Holder in the following manner: (i) with respect to the LoopNet LLC, those members that satisfy the provisions of Section 10.3 A. of the operating agreement of LoopNet LLC; and (ii) with respect to the PropertyFirst LLC, those members that satisfy the provisions of Section 5.5 of the operating agreement of PropertyFirst LLC.
          (e) Notwithstanding any of the foregoing, the information referred to in Section 2.1(b) shall be delivered to each Series C Holder regardless of the number of shares of Series C Preferred held by such Series C Holder.
     2.2 Board of Directors.
          (a) Each Series A Holder for so long as it holds at least forty percent (40%) of the Registrable Securities acquired by it on July 13, 2001, shall have the right to designate four (4) members of the Board of Directors of the Company by written notice to the other Holders in advance of any election of directors provided that in the absence of such designation, any prior designation shall continue to be operative. The ninth director shall be the person designated as Chief Executive Officer of the Company by a majority of the other directors. The four current designees of LoopNet LLC are Dennis DeAndre, Noel Fenton, Joe Hanauer and Bill Millichap, respectively, and the four current designees of PropertyFirst LLC are John Stanfill, Jeff Brody, Kip Hagopian and Joe Azrack, respectively.
          (b) In any election of directors of the Company, each Holder agrees hereby to cast the vote of all securities held by such Holder for the persons designated in accordance with Section 2.2(a).

          (c) The foregoing nomination powers and requirements for Holders to vote their shares to elect directors so nominated shall expire upon the effectiveness of an Initial Public Offering.
          (d) Until an Initial Public Offering, the Holders agree to vote all shares of stock held by them and to take all other necessary actions within their control to cause and maintain the election to the Board of Directors of the individuals nominated pursuant to the provisions of Section 2.2(a).
          (e) The Holders agree to vote all shares of stock held by them and to take all other necessary actions within their control to cause and maintain the number of authorized and fixed directors of the Company at nine (9).
          (f) The Holders agree to require any transferee of their shares to assume the obligations under this Section 2.2 prior to the transfer of such shares.
     2.3 Observer Rights; Quarterly Meetings. Subject to the power of the Board of Directors to exclude non-members from discussions of confidential information involving trade secrets, personnel matters, intellectual property assets of the Company, litigation, communications with counsel, or similar matters, prior to the filing of a registration statement in respect of the Company’s securities: (a) any member of a Series A Holder whose Affiliate is not a member of the Company’s Board of Directors, and which shall hold at least two percent (2%) of the Common Units of the LoopNet LLC or the PropertyFirst LLC, as the case may be or, in the event of the liquidation of such limited liability company, at least one percent (1%) of the Common Stock of the Company (on an as converted basis), shall be afforded the right to appoint one non-voting observer to attend Board of Director meetings not more than twice a year; (b) at any time that ATGF II holds any Common Units or Preferred Units of the PropertyFirst LLC and such entity does not have an Affiliate that is a member of the Company’s Board of Directors, such entity shall be afforded the right to appoint one non-voting observer to attend Board of Director meetings an unlimited number of times; (c) at any time Oak Associates VIII, LLC holds any Common Units or Preferred Units of the PropertyFirst LLC and such entity does not have an Affiliate that is a member of the Company’s Board of Directors, such entity shall be afforded the right to appoint one non-voting observer to attend Board of Director meetings an unlimited number of times; and (d) any Holder which owns at least one percent (1%) of the Common Stock of the Company (on an on-converted basis), shall be afforded the right to appoint one non-voting observer to attend Board of Director meetings not more than twice a year. The Company shall furnish each Holder with copies of the agenda for each Directors’ meeting prior to the meeting and copies of the minutes of each meeting promptly after the meeting. In addition, as soon as is reasonably practicable following the end of each of its fiscal quarter (but not later than 45 days following the end of each quarter), the Company shall hold a meeting for those members of the Series A Holders that individually hold at least two percent (2%) of the Common Units of their respective limited liability company (on an as-converted basis) and those Holders that hold at least one percent (1%) of the Common Stock of the Company (on an as converted basis) for the purpose of presenting a report by its executive management on the financial and operating results of such quarter and offering the members and the Holders of the opportunity to discuss such reports with the Company’s executive management. Any such member or Holder may at its election attend such meeting in person or by means of a telephone conference call.
     2.4 Administrative Expenses of Series A Holders. The Company shall make annual cash payments to the Series A Holders, sufficient in amounts to allow the Series A Holders to pay their respective operating expenses; provided, however, that the Company shall not be obligated to pay a Series A Holder more than $10,000 in any calendar year without the prior written consent of the other Series A Holder and the Company. For purposes of this Section 2.4, operating expenses of a Series A Holder shall not include any expenses of any Member of a Series A Holder. An annual cash payment to a Series A Holder shall not be in excess of one hundred fifty percent (150%) of the annual cash payment made to the other Series A Holder without such other Series A Holder’s consent.
     2.5 Issuance of Additional Series C Preferred. The Company shall not issue shares of Series C Preferred or warrants exercisable for shares of Series C Preferred other than as contemplated in the Purchase Agreement (including without limitation Section 2.3 thereof) without the consent of two-thirds (2/3) of the members of the Company’s Board of Directors.
     2.6 Option Pool. The Company shall not increase the Common Stock available for issuance in its option pool in excess of 3,250,000 shares (other than as such number may be adjusted pursuant to stock splits or similar capital modifications) without the prior written consent of a majority of the outstanding shares of Series C Preferred.
     2.7 Legends.
               (a) Each certificate representing the Equity Securities owned by the Holders will be endorsed with the following legend:
THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN OBLIGATIONS TO VOTE THE SHARES REPRESENTED HEREBY IN ACCORDANCE WITH THE TERMS GOVERNING THE ELECTION OF THE BOARD OF DIRECTORS PURSUANT TO AN AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT BETWEEN THE REGISTERED HOLDER, OR SUCH HOLDER’S PREDECESSOR IN INTEREST, THE CORPORATION AND ONE OR MORE OTHER HOLDERS OF COMMON STOCK AND PREFERRED STOCK OF THE CORPORATION, A COPY OF WHICH IS ON FILE AT THE PRINCIPAL OFFICE OF THE CORPORATION.
               (b) This legend will be removed upon termination of the obligation to vote for any person as a director hereunder.

     2.8 Termination of Additional Covenants. The Company’s obligations under Article 2 will terminate upon the closing of a registered public offering of the Company’s securities.
ARTICLE 3.
RIGHT OF PARTICIPATION AS TO SALES BY THE COMPANY
     3.1 The Right. Prior to any sale or issuance by the Company of any Equity Securities for cash only, it will give each Series C Holder, Series B Nonvoting Holder and Series A Holder (each, a “Right Holder”) the first right to purchase its pro rata share (or any part thereof) of sixty percent (60%) of such Equity Securities on the same terms as the Company is willing to sell such Equity Securities to potential investors. A Right Holder’s pro rata share of sixty percent (60%) of the proposed offering will be that portion of sixty percent (60%) of the proposed offering which is represented by a fraction, (i) the numerator of which shall be the number of shares of Common Stock held and the number of shares of Common Stock issued or issuable upon conversion of all outstanding Equity Securities held by such Right Holder as of the date on which the Company gives notice (or should have given notice) pursuant to Section 3.2 hereof, and (ii) the denominator of which shall be the total number of shares of Common Stock held and the number of shares of Common Stock issued or issuable upon conversion or exercise of all Equity Securities held by all Right Holders as of such date, prior to giving effect to the proposed offering. All rights granted to a Series A Holder under this Article 3 shall be exercised, if at all, by one or more members of such Series A Holder or Affiliates of such members pursuant to such arrangements as such Series A Holder and such members may agree in accordance with the operating agreement of such Series A Holder. No Series A Holder may itself exercise any of such rights.
     3.2 Notice. Prior to any sale or issuance by the Company of any Equity Securities, the Company will notify each Right Holder, in writing, of the Company’s intention to sell and issue such Equity Securities, setting forth the general terms under which it proposes to make such sale. Each Right Holder will have 20 days after delivery of such notice to notify the Company in writing that it elects (or one or more of its members elect) to purchase all or a portion of sixty percent (60%) of the Equity Securities so offered. Each such Right Holder (or member of a Right Holder, if such Right Holder is a Series A Holder) electing to exercise its right of participation granted under this Section 3 and the Company will use reasonable commercial efforts to purchase and sell the Equity Securities within 20 days of the date of such notice by a Right Holder, provided, that such Right Holder (or member of a Right Holder, if such Right Holder is a Series A Holder) shall not be required to purchase the Equity Securities within such period if the closing for the sale of a portion of such Equity Securities is to be held at a later time, in which case such Right Holder (or member of a Right Holder, if such Right Holder is a Series A Holder) shall purchase such Equity Securities at such closing. The Company and such Right Holder (or member of a Right Holder, if such Right Holder is a Series A Holder) agree to use their best efforts to promptly consummate the closing on the purchase of Equity Securities contemplated by the notice.

     3.3 Failure to Notify. If, within 20 days after the Company gives its aforesaid notice to a Right Holder, such Right Holder does not notify the Company that it desires to purchase all or a portion of the Equity Securities offered to such Right Holder (or member of a Right Holder, if such Right Holder is a Series A Holder) in such notice upon the terms and conditions set forth in such notice, then the Company may, during a period of 90 days following the end of such 20-day period, sell and issue such Equity Securities at a price and upon terms and conditions no more favorable in any material respect to such investors than those set forth in the notice to the Right Holders. In the event that the Company has not sold such Equity Securities to such investors within such 90-day period, the Company will not thereafter issue or sell such Equity Securities without first offering such securities to the Right Holders in the manner provided above.
     3.4 Payment. If a Right Holder gives the Company notice that it (or a member of it) desires to purchase up to all of its applicable portion of sixty percent (60%) of the Equity Securities offered by the Company, then payment for such Equity Securities will be by check or wire transfer, against delivery of the securities at the executive offices of the Company at the closing therefor.
     3.5 Limitations.
          (a) The right of participation contained in this Article 3 will not apply to Equity Securities issued or issuable on or after the date hereof, as follows:
               (i) To officers, directors and employees of, and independent contractors to, the Company, which issuances are approved by the Board of Directors or its designated committee, provided, however, that such issuances shall be used primarily as incentives for services to be provided to the Company;
               (ii) Upon conversion of shares of Series A Preferred, Series B Nonvoting Preferred, Series C Preferred, Series E Preferred, Series F Preferred, Special Series A Preferred and Special Series B Preferred;
               (iii) To banks or leasing companies primarily to obtain financing or secure leases of equipment;
               (iv) To licensors to obtain licenses of intellectual property;
               (v) To co-joint venturers, and to parties entering into strategic business relationships with the Company, in connection with transactions approved by the Company’s Board of Directors;
               (vi) As a dividend or distribution on Series A Preferred, Series B Nonvoting Preferred or Series C Preferred;

               (vii) Upon exercise of the Series C Warrants;
               (viii) Pursuant to a registered public offering of the Company’s securities;
               (ix) In connection with a merger, acquisition, asset purchase or similar transaction; and
               (x) To purchasers of Series C Preferred and the Series C Warrants issued by the Company within 30 days of the date hereof.
          (b) Notwithstanding the foregoing, in the event of a sale of securities to which the right of participation is applicable and with respect to which all investors are to be “accredited investors,” as defined in Regulation D promulgated under the Securities Act, any Right Holder (or member of a Right Holder, if such Right Holder is a Series A Holder) that is not an accredited investor may be excluded from such sale, in the discretion of the Company.
     3.6 Transfers. Subject to Article 4 and the other restrictions on the transfer of Registrable Securities set forth in this Agreement, the rights granted pursuant to this Article 3 may be assigned by a Right Holder or its transferee upon the sale or transfer (other than a sale to the public) of all of its shares, or a distribution of Registrable Securities to its members permitted by Article 6.
     3.7 Termination. The right of participation contained in this Article 3 will terminate (i) immediately prior to the closing of the Initial Public Offering, or (ii) upon consummation of a merger, reorganization or consolidation of the Company with any other corporation or entity in which more than fifty percent (50%) of the voting control of the Company is transferred to a third party or third parties.
ARTICLE 4.
RESTRICTIONS ON TRANSFERABILITY
     4.1 Restrictions. Any Restricted Securities (including securities issued in respect thereof upon any stock split, stock dividend, recapitalization, merger consolidation or similar event) will not be transferred (which term shall include any distribution to a member) except upon the conditions specified in this Agreement (including, without limitation, the conditions specified in any legend stamped or otherwise imprinted on any certificate representing such Restricted Securities). Each Holder of Restricted Securities will cause any proposed transferee of Restricted Securities held by that Holder to agree to take and hold those securities subject to the provisions and upon the conditions specified in this Agreement.

     4.2 Restrictive Legend. Each certificate representing Restricted Securities will be stamped or otherwise imprinted with a legend substantially in the following form (in addition to any legend required under applicable state securities laws):
THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”) OR ANY STATE SECURITIES LAWS. SUCH SHARES MAY NOT BE SOLD OR OFFERED FOR SALE IN THE ABSENCE OF SUCH REGISTRATION OR AN OPINION OF COUNSEL (EXCEPT IN TRANSACTIONS IN COMPLIANCE WITH RULE 144(K) UNDER THE SECURITIES ACT AND EXCEPT FOR TRANSFERS OF SHARES TO AN AFFILIATE OF A HOLDER), WHICH OPINION AND COUNSEL ARE SATISFACTORY TO THE ISSUER AND ITS COUNSEL, THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT. COPIES OF THE AGREEMENTS COVERING THE PURCHASE OF THESE SHARES AND RESTRICTING THEIR TRANSFER MAY BE OBTAINED AT NO COST BY WRITTEN REQUEST MADE BY THE HOLDER OF RECORD OF THIS CERTIFICATE TO THE SECRETARY OF THE CORPORATION AT THE PRINCIPAL EXECUTIVE OFFICE OF THE CORPORATION.
     Upon request of a Holder of such a certificate, the Company will remove the foregoing legend from the certificate or issue to such Holder a new certificate therefor free of any transfer legend, if, (i) such legend is no longer required pursuant to Rule 144(k), or (ii) with such request, the Company will have received either the opinion referred to in Section 4.3(i), if reasonably requested, or the “no-action” letter referred to in Section 4.3(ii) to the effect that any transfer by such Holder of the securities evidenced by such certificate will not violate the Securities Act and applicable state securities laws.
     4.3 Notice of Proposed Transfers. The Holder of each certificate representing Restricted Securities by acceptance thereof agrees to comply in all respects with the provisions of this Section 4.3. Prior to any proposed transfer of any Restricted Securities (other than under circumstances described in Sections 1.2, 1.3 and 1.4), the Holder thereof will give written notice to the Company of such Holder’s intention to effect such transfer. Each such notice will describe the manner and circumstances of the proposed transfer in sufficient detail, and will be accompanied upon reasonable request (except in transactions in compliance with Rule 144(k) promulgated under the Securities Act and except for transfers of shares to an Affiliate of Holder) by either: (i) a written opinion of legal counsel to the Holder, which counsel shall be reasonably satisfactory to the Company and its counsel, addressed to the Company and reasonably satisfactory in form and substance to the Company’s counsel, to the effect that the proposed transfer of the Restricted Securities may be effected without registration under the Securities Act, or (ii) a “no-action” letter from the Commission to the effect that the distribution of such securities without registration will not result in a recommendation by the staff of the Commission that action be taken with respect thereto, whereupon the Holder of such Restricted Securities will be entitled to transfer such Restricted Securities in accordance with the terms of the notice delivered by such Holder to the Company. Each certificate evidencing the Restricted Securities transferred as above provided will bear the restrictive legend set forth in Section 4.2, except that such certificate will not bear such restrictive legend if the opinion of counsel or “no-action” letter referred to above expressly indicates that such legend is not required in order to establish compliance with the Securities Act or if such legend is no longer required pursuant to Rule 144(k).
ARTICLE 5.
PURCHASE RIGHTS
     5.1 Purchase Rights for Units Held by Commercial Company Purchasers.
          (a) The Company shall have the right, at its sole option, to purchase two-thirds (2/3) of the Common Units of the LoopNet LLC that were held by a Commercial Company Purchaser, or a member of the LoopNet LLC which is an Affiliate of a Commercial Company, and acquired by such Commercial Company Purchaser or Affiliate prior to or on July 13, 2001 in the event that such Commercial Company Purchaser or such Commercial Company which is affiliated with a member of the LoopNet LLC shall be in default of performance (after expiration of any applicable notice and cure period) of such Commercial Company’s obligations pursuant to the Exclusive Endorsement provisions, as set forth and defined in the Commercial Company Agreement between such Commercial Company and the Company; provided however, that: (i) one-half (½) of the Common Units of a Commercial Company Purchaser or Affiliate of a Commercial Company which are subject to this Section 5.1 shall no longer be subject to this Section 5.1, in respect of a default which occurs after each of (a) November 17, 2001, and (b) November 17, 2002; (ii) none of such Common Units shall be subject to purchase by the Company after the effectiveness of the Company’s Initial Public Offering; (iii) none of such Common Units shall be subject to purchase by the Company if a Commercial Company Competitor shall acquire fifty percent (50%) or more of the Company’s voting securities or elect fifty percent (50%) or more of its Board of Directors, as a result of which change of control the Commercial Companies shall have elected to terminate the Governance Board Agreement; and (iv) none of such Common Units shall be subject to purchase by the Company if the Company shall be in material breach of the Critical Site Controls set forth in the Governance Board Agreement (as such term is therein defined) and the Governance Board shall have been terminated by the members thereof pursuant to the terms of such Governance Board Agreement. The payment made in respect of Common Units to be purchased by the Company shall be their Fair Market Value and shall be payable in cash by the Company to the Commercial Company Purchaser, or a member of the LoopNet LLC which is an Affiliate of such Commercial Company. Upon receipt of such cash payment, such Commercial Company Purchaser, or Affiliate, shall transfer its Common Units to the Company.

          (b) The Company shall have the right, at its sole option, to purchase all of the shares of Series F Preferred that are held by a Commercial Company Purchaser, or a member of the LoopNet LLC which is an Affiliate of a Commercial Company, from and after the date hereof, in any of the following circumstances:
               (i) such Commercial Company Purchaser shall be in default of performance (after expiration of any applicable notice and cure period) of such Commercial Company’s Purchaser’s obligations pursuant to the Exclusive Endorsement provisions, as set forth and defined in the Commercial Company Agreement between such Commercial Company Purchaser and the Company, or
               (ii) the Commercial Company Agreement between such Commercial Company Purchaser and the Company is terminated for any reason or expires without renewal or is terminated for any reason other than for breach by the Company provided that the failure of the “Site Ranking Condition” as specified therein shall not be deemed such a breach.
The purchase price per share for the shares of Series F Preferred shall be the Stated Price. Upon receipt of the purchase price, the Commercial Company Purchaser or its Affiliate shall transfer the shares of Series F Preferred so purchased to the Company. The right to purchase shares of Series F Preferred pursuant to this subsection (b) shall terminate on November 19, 2089.
     5.2 Purchase Rights for Units Held by RealSelect.
          (a) RealSelect Breach of Exclusivity Provision; Acquisition. If the Company shall have terminated the RealSelect Commercial Agreement because RealSelect shall have (i) breached the exclusivity provisions applicable to RealSelect set forth in Section 2.2 of the RealSelect Commercial Agreement, or (ii) experienced a Special Change of Control, as defined in Section 5.2(b), the Company shall have the option, but not the obligation, to purchase all or a portion of up to ninety-five percent (95%) of the Common Units of the LoopNet LLC held by RealSelect and the share of Series E Preferred that was held by RealSelect on July 13, 2001. The payment made in respect of Common Units to be purchased by the Company shall be their Fair Market Value and shall be payable in cash by the Company to RealSelect. The payment made in respect of the share of Series E Preferred shall be its Stated Price. Upon receipt of such cash payment, RealSelect shall transfer such Common Units to the Company and the holder of the share of Series E Preferred shall transfer such share to the Company. Upon payment by the Company to RealSelect, RealSelect shall pay the Company liquidated damages in the amount of fifty percent (50%) of the Fair Market Value of such Common Units transferred to the Company, determined in accordance with Section 5.4. RealSelect and the Company agree that such cash payment is not a penalty and is a reasonable estimate of the damages that the Company would incur if either of the events referenced in clause (i) or clause (ii) were to occur.
          (b) Special Change of Control of RealSelect. Any Change of Control (as defined in Section 5.2(h)) of RealSelect, pursuant to which any Commercial Company

Competitor (as defined in the Commercial Company Agreement) shall be the acquiring company shall be a “Special Change of Control” of RealSelect.
     (c) Other RealSelect Breach. If RealSelect shall have breached any material provision of the RealSelect Commercial Agreement, other than as provided for in Section 5.2(a), and the Company shall have terminated the RealSelect Agreement as a result thereof in accordance with the terms of the RealSelect Commercial Agreement, the Company shall have the option, but not the obligation, to purchase all or a portion of up to seventy-five percent (75%) of the Fair Market Value of the Common Units of the LoopNet LLC held by RealSelect and the share of Series E Preferred that was held by RealSelect on July 13, 2001. The payment for the share of Series E Preferred shall be its Stated Price. The payment for a percentage of the Common Units to be purchased by the Company shall be the Stated Price of a Common Unit and the payment for the remaining percentage of the Common Units to be purchased by the Company shall be the Fair Market Value of such Common Units in accordance with the following table:
PERCENTAGES OF UNITS FOR WHICH PAYMENT IS:

Date of Termination	Stated Price	Fair Market Value
Until 11/17/2001	80%	20%
11/18/2001-11/17/2002	60%	40%
11/18/2002-11/17/2003	40%	60%
11/18/2003 - or after	20%	80%
For purposes of the foregoing and the other provisions of this Section, “Stated Price” and “Fair Market Value” shall have the meanings set forth in Section 5.4.
Upon receipt of such cash payment, RealSelect shall transfer such Common Units to the Company and the holder of the share of Series E Preferred shall transfer such share to the Company.
     (d) Company Breach of Exclusivity Provisions or Acquisition. If RealSelect shall have terminated the RealSelect Commercial Agreement because the Company shall have (i) breached the exclusivity provisions applicable to the Company set forth in Section 2.3 of the RealSelect Commercial Agreement, or (ii) experienced a Special Change of Control, as defined in Section 5.2(e), RealSelect shall have the option, but not the obligation, to sell, and cause the Company to purchase, all or a portion of up to ninety-five percent (95%) of the Common Units of the LoopNet LLC held by RealSelect and the share of Series E Preferred that was held by RealSelect on July 13, 2001. Upon exercise of such option, the Company shall pay the Fair Market Value of the Common Units to be purchased by the Company to RealSelect, and shall pay the Stated Price of the share of Series E Preferred to the holder thereof. Such payments shall be payable in cash. Upon receipt of such payment RealSelect shall transfer such Common Units to the Company and the holder of the share of Series E Preferred shall transfer such share to the Company. In addition, the Company shall pay RealSelect liquidated damages in the amount of fifty percent (50%) of the Fair Market Value of the Common Units purchased by the Company. The Company and RealSelect agree that such cash payment is not a penalty and is a reasonable estimate of the damages RealSelect would incur if either of the events referenced in clause (i) or (ii) were to occur.
          (e) Special Change of Control of Company. Any Change of Control of the Company pursuant to which the acquiring company shall be (i) any Residential Company, or (ii) any entity or person engaged, directly or indirectly, in the business of providing or publishing on the Internet Residential Real Property listings, shall be a “Special Change of Control” of the Company. For purposes of Section 5.2(e), a “Residential Company” means any corporation, firm, partnership association or similar business interest which derives at least fifty percent (50%) of its profits and at least $10 million in annual gross revenue from Residential Real Property (as defined in the RealSelect Commercial Agreement) activities whether as a brokerage firm, franchisor or transaction finance broker or underwriter or otherwise (or any combination of one or more such activities) provided that for purposes of this definition, “Residential Real Property” shall not include any property defined as “Commercial Real Property” in the Commercial Company Agreement.
          (f) Other Company Breach. If the Company shall have breached any other provision of the RealSelect Commercial Agreement other than as provided for in Section 5.2(d) or 5.2(g) hereof and RealSelect shall have terminated the RealSelect Commercial Agreement as a result thereof, RealSelect shall have the option, but not the obligation, to sell, and cause the Company to purchase, all or a portion of up to seventy-five percent (75%) of Common Units of the LoopNet LLC held by RealSelect and the share of Series E Preferred that was held by RealSelect on July 13, 2001. The payment made for the share of Series E Preferred shall be its Stated Price. The payment made for such Common Units to be purchased by the Company shall be a percentage of the Fair Market Value of such Common Units in accordance with the following table:

Date of Termination	Percentage of Fair Market Value
Until 11/17/2001	60
11/18/2001-11/17/2002	82
11/18/2002-11/17/2003	94
11/18/2003 - or after	100

Upon receipt of such cash payment, RealSelect shall transfer such Common Units to the Company and the holder of the share of Series E Preferred shall transfer such share to the Company.
          (g) Failure to Meet Minimum Listing Condition. If RealSelect shall terminate the RealSelect Agreement due to the failure of the Company to meet the minimum listing requirements or any other requirements set forth in Section 7.3 of the RealSelect Commercial Agreement, the Company shall have the option, but not the obligation, to purchase all or a portion of up to seventy-five percent (75%) of the Common Units of the LoopNet LLC held by RealSelect and the share of Series E Preferred that was held by RealSelect on July 13, 2001. The payment to be made in respect of the share of Series E Preferred shall be its Stated Price. The payment to be made in respect of two-thirds of the Common Units to be purchased by the Company shall be its Stated Price of such Common Units and the payment to be made for one-third of the Common Units to be purchased by the Company shall be one-third of the Fair Market Value of such Common Units. The payment shall be payable in cash. Upon receipt of such cash payment, RealSelect shall transfer such Common Units to the Company and the holder of the share of Series E Preferred shall transfer such share to the Company.
          (h) Change of Control. For purposes of this Section 5, a “Change of Control” of the Company or RealSelect (“Subject Company”) shall have occurred with respect to any transaction when: (i) fifty percent (50%) or more of the beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended from time to time) of the voting securities in the Subject Company, including, without limitation, the power to vote on the election of the members of the Board of Directors, after such transaction shall be acquired by persons and/or entities other than the beneficial owners of such voting securities prior to the transaction; or (ii) fifty percent (50%) or more of the beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended from time to time) of equity in the Subject Company after such transaction shall be acquired by persons and/or entities other than the beneficial owners of equity in the Subject Company prior to such transaction; or (iii) fifty percent (50%) or more of the assets of the Subject Company shall be sold or transferred in one or a series of related transactions, except pursuant to a bona-fide pledge of assets as security in respect of one or more ordinary business loans from one or more commercial lenders (which shall not be a loan by a Commercial Company Competitor, as defined in the Commercial Company Agreement, in the case of either the Company or RealSelect or a company engaged, directly or indirectly, in the an Internet-based residential listing business in the case of the Company); provided, that any foreclosure of any such loans which otherwise results in a Change of Control as described in this paragraph (h) shall constitute a Change of Control. With respect to either Subject Company, a change in the membership of its Board of Directors in the absence of any of the events described in clause (i), (ii) or (iii) of this paragraph (h) shall not be deemed to be a “Change of Control” hereunder.

          (i) Non-Renewal After Change of Control. If after a Change in Control of the Company, NAR elects to terminate the NAR Commercial Company Agreement on any third anniversary of such Change of Control and the NAR Commercial Company Agreement so terminates, the Company shall have the option, but not the obligation, to purchase all or a portion of the Common Units of the LoopNet LLC held by RealSelect and the share of Series E Preferred that was held by RealSelect on July 13, 2001. If such termination occurs prior to or on November 17, 2004, the Company may purchase seventy-five percent (75%) of such Common Units: thirty-seven and one-half percent (37.5%) at the Stated Price of such Common Units and thirty-seven and one-half percent (37.5%) at the Fair Market Value of such Common Units. If such termination occurs after November 17, 2004, the Company may purchase seventy-five percent (75%) of such Common Units: sixty percent (60%) at Fair Market Value of such Common Units and fifteen percent (15%) at the Stated Price of such Common Units. The payment made in respect of the Common Units to be purchased by the Company shall be made in cash by the Company to RealSelect. The purchase price for the share of Series E Preferred shall be its Stated Price. Upon receipt of such cash payment, RealSelect shall transfer such Common Units to the Company and the holder of the share of Series E Preferred shall transfer such share to the Company.
          (j) Effect of Exercise of Purchase Rights on Non-Competition Covenants. The exercise of purchase rights pursuant to this Section 5.2 shall have no effect upon the exclusivity provisions of Section 2.2 and Section 2.3 of the RealSelect Commercial Agreement and the provisions of such Sections shall continue to apply after such exercise as set forth therein.
          (k) Payment of Obligations Incurred in Purchases From Legally Available Funds. The Company shall not be required to pay the obligations incurred by the Company in connection with any purchase made under this Section 5.2 at any time such payment would be contrary to applicable law; provided, however, that the Company shall use its commercially reasonable efforts to ensure that if and when such payment is required, the Company shall be able to do so in accordance with applicable law. Subject to the proviso in the immediately preceding sentence, the Company shall consummate the payment promptly after any such disqualifications are no longer applicable.
          (i) Termination of Right to Purchase. The rights and obligations to purchase Common Units of the LoopNet LLC held by RealSelect pursuant to this Section 5.2 shall terminate on the November 19, 2089.
     5.3 Notice of Intent to Purchase/Notice of Intent to Sell. The Company shall exercise its rights to purchase Common Units, the share of Series E Preferred or shares of Series F Preferred pursuant to this Article 5 by giving the relevant Commercial Company Purchaser or RealSelect (or holder thereof), as the case may be, notice of its intent to purchase (the “Notice of Intent to Purchase”). Such Notice of Intent to Purchase shall set forth the breach giving rise to the purchase right, the payment to be made to purchase, the number of shares intended to be purchase, and the time and place for closing of the purchase. RealSelect shall exercise its options to sell Common Units and the share of Series E Preferred pursuant to Section 5.2 by giving the Company notice of its intent to sell (the “Notice of Intent to Sell”). Such Notice of Intent to Sell shall set forth information that is comparable to the information required to be set forth in the Notice of Intent to Purchase. The Notice of Intent to Purchase or Notice of Intent to Sell shall be given in accordance with the notice provisions set forth in Section 5.4 of this Agreement. The time for closing of the purchase shall be not less than ten (10) nor more than forty-five (45) days after the giving of the Notice of Intent to Purchase or Notice of Intent to Sell, as the case may be. Any exercise of a right to purchase or a right to sell under this Article 5 may only be exercised by a written notice given within 90 days after the occurrence of the event giving rise to such right.
     5.4 Purchase Price. The “Stated Price” for the Common Unit shall be $.001 per Unit. The “Stated Price” for the share of Series E Preferred or any share of Series F Preferred shall be $.001 per share. Fair Market Value of Common Units shall be determined as of the date of the Notice of Intent to Purchase or the Notice of Intent to Sell, as the case may be, as follows: Prior to the Initial Public Offering, if the Company and RealSelect or a Commercial Company Purchaser, as the case may be, cannot agree upon the Fair Market Value, such parties shall select an investment banker to determine Fair Market Value (and split the fee), but if they cannot agree on such investment banker, then each of such parties shall select an investment banker and such investment bankers shall jointly select a third investment banker (with each such party paying the fees of the investment banker selected by it and splitting the fees of the third investment banker) and the third investment banker shall determine Fair Market Value.
     5.5 Legend. The certificates representing any Common Units of the LoopNet LLC or any shares of the Company that may become subject to a right to purchase or a right to cause a purchase pursuant to this Agreement, shall bear the following legend:
THE UNITS (OR SHARES) REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN PURCHASE RIGHTS OF THE ISSUER, PURSUANT TO AN INVESTOR RIGHTS AGREEMENT A COPY OF WHICH AGREEMENT IS ON FILE AT THE PRINCIPAL OFFICE OF THE ISSUER AND MAY BE OBTAINED AT NO COST, UPON REQUEST BY THE REGISTERED HOLDER HEREOF.
     The foregoing legend shall be removed at the request of the holder of any such securities when all rights to purchase or to cause a purchase under this Article 5 shall have ceased to exist.
      5.6 Miscellaneous Provisions.
          (a) Any breach or default giving rise to any rights under this Article 5 shall only be deemed to be a breach or default after any notice requirement and the expiration of any cure period under the applicable agreement.

          (b) If the Series E Preferred or the Series F Preferred are converted into Special Series A Preferred or Special Series B Preferred in accordance with the Company’s Articles of Incorporation, as amended and restated, all references to Series E Preferred and Series F Preferred, as the case may be, shall refer to Special Series A Preferred or Special Series B Preferred, as the case may be.
ARTICLE 6.
LIMITED LIABILITY COMPANY PROHIBITIONS
     Without the consent of the other, neither the LoopNet LLC nor the PropertyFirst LLC shall:
     (a) amend the following provisions of its operating agreement, or amend any other provisions of its operating agreement which have the effect of amending the content or meaning of the following provisions of its operating agreement:
          (i) the voting requirements as set forth in Section 7.2 of the operating agreement of the LoopNet LLC and as set forth in Section 4.6 of the operating agreement of the PropertyFirst LLC;
          (ii) the dissemination of financial information of the Company as set forth in Section 10.3 A. of the operating agreement of the LoopNet LLC and as set forth in Section 5.5 of the operating agreement of the PropertyFirst LLC;
          (iii) the right of participation in sales by the Company as set forth in Section 10.4 of the operating agreement of the LoopNet LLC and as set forth in Section 4.5 of the operating agreement of the PropertyFirst LLC; and
          (iv) the provisions regarding the exercise of outstanding warrants and the contributions of the proceeds received upon such exercise to the Surviving Corporation set forth in Section 4.1 G. of the operating agreement of the LoopNet LLC and as set forth in Section 3.14 of the operating agreement of PropertyFirst LLC;
     (b) terminate or dissolve if a claim for indemnification purposes has been asserted, pursuant to the Merger Agreement, against such party and such claim has not been fully resolved or if the period during which such claims may be asserted has not expired;
     (c) terminate or dissolve if such Series A Holder has issued warrants to purchase membership interests or membership units therein and such warrants are still outstanding; or
     (d) distribute to its members or fail to retain sufficient capital stock of the Company if the remaining assets may be insufficient to satisfy any pending indemnification claims asserted,

pursuant to the Merger Agreement, against such party or if the period during which such claims may be asserted has not expired.
ARTICLE 7.
NEGOTIATION RIGHT
     7.1 Negotiation Right; Notice of Sale Transactions. In the event that the Company shall either solicit or receive any offer or proposal from any third party (“Third Party”) to acquire a majority of the then outstanding Equity Securities or all or substantially all of the assets of the Company in one or a series of transactions (a “Sale Transaction”), the Company shall give prompt notice thereof to RealSelect and provide RealSelect with the opportunity to make an offer, within ten (10) days after RealSelect receives notice of the offer or proposal, to enter into a Sale Transaction to acquire the Company at a price and for the type of consideration specified by RealSelect (the “RealSelect Offer”).
     7.2 Negotiation Procedures. If RealSelect makes an offer during the ten-day notice period provided pursuant to Section 7.1, and the Third Party (including one or more additional Third Parties) subsequently makes a new or modified offer or proposal which the Company’s Board of Directors deems preferable to RealSelect’s offer, the Company shall provide notice to RealSelect of the new or revised Third Party Offer and shall give RealSelect an opportunity to revise RealSelect’s offer, within three (3) business days of receipt by RealSelect of such notice. After RealSelect has first been given an opportunity to respond to a new or revised Third Party offer or proposal, the Company shall give RealSelect a further three (3) business day opportunity to revise RealSelect’s offer in response to any further Third Party offer or proposal which, in the opinion of the Company’s Board of Directors, involves (a) a change in the non-binding nature of an initial proposal of a Third Party to a binding letter of intent (other than the natural progression from non-binding letter of intent, to definitive agreement, to closing, whether or not conditions are waived or modified), (b) a change in the type of consideration, or (c) an increase in consideration payable or deliverable to the Company or its shareholders, often percent (10%) or more than the last previous offer made by RealSelect (for transactions valued up to $600 million), or an increase in consideration payable or deliverable to the Company or its shareholders of five percent (5%) or more than the last previous offer made by RealSelect (for transactions valued at $600 million or more). If there shall be any non-cash consideration in a proposed Sale Transaction, the good faith determination of the Company’s Board of Directors shall conclusively establish the relative value thereof.
     7.3 Discretion of Board. Upon compliance with, and subject to, the requirements for negotiation under this Article 7, the Company’s Board of Directors shall accept or reject any offer or proposal by RealSelect or a Third Party, in accordance with such Board’s view of the best interests of the Company and its shareholders. For such purposes, the Company shall primarily consider financial factors, but is not precluded from secondarily considering other factors that it also deems relevant.

     7.4 Execution of Letter of Intent. From and after the execution of a letter of intent between the Company and a Third Party, no increase in value of consideration resulting solely from an appreciation of the price of the stock or other consideration offered by the Third Party due to changed market conditions shall be deemed a new or modified offer by the Third Party pursuant to this Article 7.
     7.5 Termination. The negotiation right in this Article 7 shall terminate upon the occurrence of any of the following events:
          (a) April 24, 2004, except with respect to any offer or proposal for a Sale Transaction which may be pending on such date;
          (b) If RealSelect shall be in default of any material provision of the RealSelect Commercial Agreement after taking into account any notice and cure provisions thereof;
          (c) If the RealSelect Commercial Agreement shall be terminated for any reason other than for breach by the Company. For purposes of this Section 7.5(b), the failure of the Company to satisfy any of the criteria specified in Section 7.3 of the RealSelect Commercial Agreement shall not be deemed a breach by the Company. In the event of the termination of the RealSelect Commercial Agreement by RealSelect on account of breach by the Company, the negotiation right, if not otherwise terminated, in accordance with this Section 7.5, shall thereafter terminate if RealSelect, directly or indirectly, by itself or through one or more Affiliates, competes with the Company in providing a commercial real estate listing service on the Internet;
          (d) Upon the effectiveness of a registration statement in respect of an Initial Public Offering of the Company’s Common Stock; or
          (e) Upon a Change of Control of the Company.
     For purposes of Section 7.5(d), a “Change of Control” shall have occurred with respect to any transaction when:
               (w) fifty percent (50%) or more of the beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended from time to time) of the voting securities in the Company after such transaction shall be acquired by persons and/or entities other than the beneficial owners of voting securities in the Company prior to the transaction; or
               (x) fifty percent (50%) or more of the beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended from time to time) of equity in the Company after such transaction shall be acquired by persons and/or entities other than the beneficial owners of equity in the Company prior to such transaction; or

               (y) fifty percent (50%) or more of the assets of the Company shall be sold or transferred in one or a series of related transactions, except pursuant to a bona-fide pledge of assets as security in respect of one or more ordinary business loans from one or more commercial lenders (which shall not be a loan by a Commercial Company Competitor, as such term is defined in the Commercial Company Agreement; provided, however, that a foreclosure of any such loans which otherwise results in a Change of Control as described in this Section 7.5 shall constitute a Change of Control).
ARTICLE 8.
MISCELLANEOUS
     8.1 Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of California as such laws are applied to agreements entered into and to be performed entirely within California by California residents without regard to the conflict of laws provisions thereof. The parties hereto agree to submit to the jurisdiction of the federal and state courts of the State of California with respect to the breach or interpretation of this Agreement or the enforcement of any and all rights, duties, liabilities, obligations, powers, and other relations between the parties arising under this Agreement.
     8.2 Aggregation of Registrable Securities. Except where specifically provided otherwise, all of the Registrable Securities held or acquired by affiliated entities or persons, including any partners or members of any entity, will be aggregated together for all purposes under this Agreement.
     8.3 Successors and Assigns. Except as otherwise expressly provided herein, the provisions hereof will inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties hereto; provided, however, that no party may assign its rights and obligations hereunder without the consent of the other parties hereto except in connection with the transfer of Equity Securities, provided that: (i) rights under Article 3 may be assigned to Affiliates of such party; (ii) as long as a Holder of Series B Nonvoting Preferred and any Affiliate of such Holder continue to hold at least 39,788 shares of Series B Nonvoting Preferred, the rights under Section 2.1 may be assigned to an Affiliate of a Holder if such Affiliate holds at least 19,894 shares of Series B Nonvoting Preferred and executes a confidentiality agreement as provided for under Section 2.1(d); and (iii) as otherwise provided in Section 1.9; provided further, however, that the negotiation right of RealSelect set forth in Article 7 is not transferable (voluntarily or by operation of law) and the Series E Preferred and the Series F Preferred (or the Special Voting Rights pertaining thereto, as set forth in the Restated Articles) are not transferable (voluntarily or by operation of law) except in each case to an Affiliate of RealSelect, or the Holder of such Series E Preferred or such Series F Preferred.
     8.4 Notices, Etc. All notices and other communications required or permitted hereunder will be in writing and will be mailed by first-class mail, postage prepaid, or delivered either by hand, by facsimile confirmed by the recipient or by messenger, or nationally recognized overnight courier service, addressed (a) if to Series A Holder, addressed to such Series A Holder, ATTN: those members of the Board of Directors of the Company that have been designated by that Series A Holder pursuant to Section 2.2 hereof, (b) if to any Series C Holder, addressed to such Series C Holder at the address listed on Exhibit A, or at such other address as such Series C Holder will have furnished to the Company in writing, (c) if to Morgan Stanley Dean Witter Equity Funding, Inc., addressed to Morgan Stanley Dean Witter Equity Funding, Inc., ATTN: James Keane, 1585 Broadway, 36th Floor, New York, NY 10006, with a copy to Andrew Siegel, Morgan Stanley & Co. Incorporated, 1221 Avenue of the Americas, New York, NY 10021, (d) if to any other Holder of any Registrable Securities, at such address as such Holder will have furnished the Company in writing or, until any such Holder so furnishes an address to the Company, then to and at the address of the last holder thereof who has so furnished an address to the Company, or (e) if to the Company, at its address set forth at the end of this agreement or at such other address as the Company will have furnished to the Holders in writing. Each such notice or other communication will for all purposes of this Agreement be treated as effective or having been given when delivered if delivered personally, by confirmed facsimile, or by messenger, or, if sent by mail, at the earlier of its receipt or 72 hours after the same has been deposited in a regularly maintained receptacle for the deposit of the United States mail addressed and mailed as aforesaid, or if sent by overnight courier service, at 2 p.m. on the next business day after the same has been deposited with a nationally recognized overnight courier prior to the deadline for next business day delivery service.
     8.5 Entire Agreement; Amendment and Waiver. This Agreement, the Merger Agreement (including all attached exhibits), the Purchase Agreement and the other documents delivered pursuant to any of them constitutes the full and entire understanding and agreement between the parties with regard to the subjects hereof and thereof. Notwithstanding the preceding sentence, those Holders that hold only Series C Preferred and/or Series C Warrants (or Common Stock received upon the conversion of Series C Preferred) and that hold no other securities of the Company shall not be subject to the provisions of the Merger Agreement (including all attached exhibits) or the other documents delivered pursuant to it. This Agreement and any term hereof may be amended, waived, discharged or terminated by a written instrument signed by the Company and Holders of two-thirds of the Registrable Securities (determined, solely for purposes of this Section, without regard to the exclusion set forth in clause (z) of the definition thereof in Section 1.1). Notwithstanding the foregoing, the provisions of Sections 2.5 and 2.6 may be amended, waived, discharged or terminated by a written instrument signed by the Company and the Holders of a majority of the outstanding shares of Series C Preferred. Any amendment so effected will be binding upon the Company and all other persons having any rights hereunder. Without the consent of each Holder hereunder, no amendment of this Agreement shall adversely affect in a different manner the relative rights of such Holder. The Series A Holders and the Series C Holders agree that they will not amend the provisions of Section 1.10 with respect to Common Stock of the Company acquired in the Initial Public Offering or Common Stock of the Company acquired in the open market after the Initial Public Offering without the unanimous consent of (i) each Series C Holder and (ii) the members of each Series A Holder. The written consent of ATGF II and Oak Associates VIII, LLC, respectively, shall be required for any amendment, waiver, discharge or termination of their observation rights under Section 2.3. The written consent of the Commercial Companies, holding at least two-thirds of the Registrable Securities then held by all of the Commercial Companies shall be required for any amendment, waiver, discharge or amendment of Section 5.1. The written consent of RealSelect shall be required for any amendment, waiver, discharge or termination of Section 5.2 or Article 7. No delay or omission to exercise any right, power or remedy accruing to a party upon any breach or default of another party under this Agreement will impair any such right, power or remedy, nor will it be construed to be a waiver of any such breach or default, or any acquiescence therein, or of any similar breach or default thereafter occurring; nor will any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring.
     8.6 Amendment and Restatement of Original IRA. This Agreement constitutes an amendment and restatement of the Original IRA, which is an amendment and restatement of that certain Second Amended and Restated Investor Rights Agreement, entered into between and among the Company and certain shareholders of the Company, and dated November 19, 1999. The provisions contained in Article 4 of that Second Amended and Restated Investor Rights Agreement with regard to sales by Founders, including the provisions regarding the right of first refusal, the right of co-sale, the failure to notify and the permitted and prohibited transfers, have been retained in substantially the same form. Although not set forth herein, those provisions are now contained in Section 10.5 of the operating agreement of LoopNet LLC and may be amended in accordance with the provisions for amending the same set forth in such operating agreement. Notwithstanding anything to the contrary contained herein, this Agreement shall only become effective upon obtaining the written consent, or executed signature page of this Agreement, from the Company and the holders of two-thirds (2/3) of the Registrable Securities (as defined in the Original IRA and described in Section 8.5 of the Original IRA).
     8.7 Most Favored Treatment. If at any time the Company shall enter into an agreement, or any side letter in respect of such agreement (each a “New Agreement”), with a Holder or any future purchaser of securities of the Company (“Favored Holder”) with respect to the subject matter of this Agreement containing any provision more favorable to such Favored Holder than the corresponding provision in this Agreement is to any Holder or containing any provision with respect to such subject matter for a benefit of such Favored Holder that does not have a corresponding provision in this Agreement (each such type of provision in such agreement with the Favored Holder, a “More Favorable Provision”) then, if so elected by the Holders of a majority of the Registrable Securities in their sole discretion, this Agreement shall be deemed amended to contain such More Favorable Provision as of the date of the New Agreement. The Company shall provide each Holder with a copy of each New Agreement proposed from time to time to be entered into between the Company and each Favored Holder, which copy shall be redlined to reflect the material differences between such proposed agreement and this Agreement. The Holders shall have twenty (20) business days following the Company’s giving of such redlined proposed agreement, within which to indicate to the Company which of the More Favorable Provisions, if any, the Holders shall have elected to incorporate into this Agreement.

The Company shall promptly advise each Holder of any amendment to this Agreement effected in accordance with the provisions of this Section.
     8.8 Gender. The use of the neuter gender herein will be deemed to include the masculine and the feminine gender, if the context so requires.
     8.9 Validity; Enforceability. In case any provision of this Agreement is declared invalid or unenforceable, the validity, legality and enforceability of the remaining provisions will not in any way be affected or impaired thereby.
     8.10 Counterparts. This Agreement may be executed in any number of counterparts, each of which will be an original, but all of which together will constitute one instrument. This Agreement, upon approval of the parties and their respective counsel, may be executed by an exchange of facsimiles, followed by overnight delivery of hand copies.
     8.11 Waiver of Conflict of Interest. Each Holder and the Company are aware that Berenbaum, Weinshienk & Eason, P.C. (“BWE”) has previously performed and will continue to perform certain legal services for the Company, certain Holders and certain members of Holders, all in matters unrelated to BWE’s representation of certain Holders in connection with the issuance of the Series C Preferred. In connection with its previous representations, BWE may have obtained confidential information of the Company or of such Holders that could be material to BWE’s representation of that certain Holder and other investors in connection with the negotiation, execution and performance of this Agreement, the Purchase Agreement and the other agreements. By signing this Agreement, each Holder that has been previously represented by BWE and the Company hereby acknowledge that the terms of this Agreement, the Purchase Agreement and the other agreements executed in connection with the issuance of the Series C Preferred were negotiated between the Holders and the Company and are fair and reasonable, and each such Holder and the Company hereby waive any conflict of interest arising out of such representation or such possession of confidential information. Each Holder previously represented by BWE and the Company further represent that it has had the opportunity to be, or has been, represented by independent counsel in giving the waivers contained in this Section.
     8.12 Aggregation and Allocation of Rights. Each Holder shall be entitled to aggregate the Registrable Securities held by such Holder and its Affiliates for purposes of exercising any of its rights pursuant to this Agreement, in which case Affiliates shall not be entitled to duplicative rights hereunder (except in the case of delivery of the financial information in Section 2.1), and each Holder shall be entitled to apportion such rights among itself and such Affiliates in such proportions it deems appropriate.
[The remainder of this page has been intentionally left blank.]

     IN WITNESS WHEREOF, the parties have executed this Investor Rights Agreement as of the date first above written.

COMPANY:

LOOPNET, INC., a California corporation

By:	/s/ Richard Boyle

Richard Boyle
President & Chief Executive Officer

SERIES A HOLDERS:

LOOPNET HOLDINGS LLC, a Delaware limited liability company

By:	/s/ Noel Fenton

Noel Fenton
Management Board Member

PROPERTYFIRST, LLC, a Delaware limited liability company

By:	/s/ John Stanfill

John Stanfill
Management Board Member
SIGNATURE PAGE TO INVESTOR RIGHTS AGREEMENT

SERIES B NONVOTING HOLDERS:

MORGAN STANLEY DEAN WITTER EQUITY FUNDING, INC., a Delaware corporation

By:	/s/ James T. Keane

Name: James T. Keane
Title: Vice President

J.P. MORGAN SECURITIES INC., a Delaware corporation

By:	/s/ John Perkins

Name: John Perkins
Title: Vice President
[Signatures continue on next page]
SIGNATURE PAGE TO INVESTOR RIGHTS AGREEMENT

SERIES C HOLDERS:

RUSTIC CANYON VENTURES, L.P.

By:	Rustic Canyon Partners, LLC
Its General Partner

	By:	/s/ Tom Unterman

Tom Unterman, Managing Partner

STF III, L.P.

By:	/s/ Nancy D. Burrus

Nancy D. Burrus, General Partner

BRENTWOOD ASSOCIATES IX, LP.

By:	Brentwood IX Ventures, L.L.C.
Its General Partner

	By:	/s/ Jeffrey Brody

Jeffrey Brody, Managing Member

B. KIPLING HAGOPIAN & MARY ANN
HAGOPIAN, TTEES UDT 3/25/88

By:	/s/ B. Kipling Hagopian

B. Kipling Hagopian, Trustee

SIGNATURE PAGE TO INVESTOR RIGHTS AGREEMENT

TRINITY VENTURES VI, L.P.

By:	Trinity TVL VI, LLC,
Its General Partner

	By:	/s/ Kathleen A. Murphy

Kathleen A. Murphy, Member

TRINITY VI SIDE-BY-SIDE FUND, L.P.

By:	Trinity TVL VI, LLC,
Its General Partner

	By:	/s/ Kathleen A. Murphy

Kathleen A. Murphy, Member
SIGNATURE PAGE TO INVESTOR RIGHTS AGREEMENT

M&M VENTURE PARTNERS, LLC
a Delaware limited liability company

By:	The Marcus & Millichap Company
Its Sole Member

By:

William A. Millichap, President

OAK INVESTMENT PARTNERS VIII, L.P.

By:	Oak Associates VIII, LLC,
Its General Partner

	By:	/s/ Ann H. Lamont

Ann H. Lamont, Managing Member

OAK VIII AFFILIATES FUND, L. P.

By:	Oak VIII Affiliates, LLC,
Its General Partner

	By:	/s/ Ann H. Lamont

Ann H. Lamont, Managing Member

TIMOTHY M. PENNINGTON AND MELISSA J. PENNINGTON, AS TRUSTEES OF THE PENNINGTON FAMILY REVOCABLE TRUST UA DATED MAY 23, 1984

By:	/s/ Timothy M. Pennington

Timothy M. Pennington, Trustee
SIGNATURE PAGE TO INVESTOR RIGHTS AGREEMENT

SERIES C HOLDERS:

M&M Loop Holdings LLC, a Delaware limited liability company

(Print or type name of shareholder)
By:	The Marcus & Millichap Company,
Its Sole Member
If an individual:

(Signature)

If not an individual:

By:	/s/ William A. Millichap

(Signature)

Print Name: William A. Millichap

Its: President
(Type or print capacity of the authorized signatory)

SIGNATURE PAGE TO INVESTOR RIGHTS AGREEMENT

Bergman Family, LLC

(Print or type name of shareholder)

If an individual:

(Signature)

If not an individual:

By:	/s/ James R. Bergman

(Signature)

Print Name: James R. Bergman

Its: Manager
(Type or print capacity of the authorized signatory)
SIGNATURE PAGE TO INVESTOR RIGHTS AGREEMENT

JOSEPH F. AZRACK

(Print or type name of shareholder)

If an individual:

/s/ Joseph F. Azrack

(Signature)

If not an individual:

By:

(Signature)

Print Name:

Its:
(Type or print capacity of the authorized signatory)

SIGNATURE PAGE TO INVESTOR RIGHTS AGREEMENT

FRANK J. CAUFIELD

(Print or type name of shareholder)

If an individual:

/s/ Frank J. Caufield

(Signature)

If not an individual:

By:

(Signature)

Print Name:

Its:

(Type or print capacity of the authorized signatory)
SIGNATURE PAGE TO INVESTOR RIGHTS AGREEMENT

Freeman A. Lyle

(Print or type name of shareholder)

If an individual:

/s/ Freeman A. Lyle

(Signature)

If not an individual:

By:

(Signature)

Print Name:

Its:

(Type or print capacity of the authorized signatory)
SIGNATURE PAGE TO INVESTOR RIGHTS AGREEMENT

John L. Stanfill and Betty C. Stanfill, Trustees of the John L. Stanfill and Betty C. Stanfill Revocable Trust Dated 1/16/98

(Print or type name of shareholder)

If an individual:

(Signature)

If not an individual:

By	/s/ John Stanfill
(Signature)

Print Name: John Stanfill
Its: Trustee
SIGNATURE PAGE TO INVESTOR RIGHTS AGREEMENT

KATELL REVOCABLE TRUST OF 1999

(Print or type name of shareholder)

If an individual:

(Signature)

If not an individual:

By:	/s/ GERALD L. KATELL

(Signature)

Print Name:	GERALD L. KATELL

Its:	TRUSTEE

(Type or print capacity of the authorized signatory)
SIGNATURE PAGE TO INVESTOR RIGHTS AGREEMENT

(Print or type name of shareholder)

If an individual:

(Signature)

If not an individual:

By:	/s/ [ILLEGIBLE]

(Signature)

Print Name:	[ILLEGIBLE]

Its:	MANAGING MEMBER

(Type or print capacity of the authorized signatory)
SIGNATURE PAGE TO INVESTOR RIGHTS AGREEMENT

\

SAGECREST LIVING TRUST

By:	/s/ Frederick J. Warren

Frederick J. Warren, Co-Trustee
SIGNATURE PAGE TO INVESTOR RIGHTS AGREEMENT

The Miller Trust 1997

(Print or type name of shareholder)

If an individual:

(Signature)

If not an individual:

By: /s/ Donald John Miller

(Signature)

Print Name:	Donald John Miller

Its: Trustee

(Type or print capacity of the authorized signatory)
SIGNATURE PAGE TO INVESTOR RIGHTS AGREEMENT

EXHIBIT A
Series C Holders
See Tab 1, Exhibit A